Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Carver Bancorp, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-152698 on Form S-8 and Registration Statement No. 333-177054 on Form S-1 of Carver Bancorp, Inc. of our report dated June 29, 2015 relating to the consolidated statements of financial condition of Carver Bancorp, Inc. and subsidiaries as of March 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended March 31, 2015, which report appears in the March 31, 2015 annual report on Form 10-K of Carver Bancorp, Inc.

New York, New York
June 29, 2015